Exhibit 10.1

Resignation & Separation Agreement

To the Board of Directors of AWG International Water Corporation,

Please accept this letter as my official notice and resignation as the Chief Financial Officer, effective March 16, 2014.  I officially accept the termination package offered by the Company for previous services rendered, filing of the Company’s 10K, and an orderly transition of the accounting functions as follows:

1.

Historical Payroll Arrearage – the Company acknowledges that it owes Jeff Mitchell $43,750 of compensation for services rendered in January, February & March 2014.  The Company agrees to pay this amount to me according to the following schedule:

a.

$30,000 – due within 10 days of receiving the first tranche of funding from any source;

b.

$13,750 – will continue as deferred so long as AWGI is making minimum monthly payments to me of $10,000 or greater and I am serving on the Board of Directors and Audit Committee.  This amount will become due and payable within 10 days of AWGI’s discontinuance of such payments or service as a member of the Board of Directors is terminated;

2.

Termination Fee - $87,500 - the Company agrees to pay this amount to me according to the following schedule:

a.

$60,000 – payments of $10,000 due on April 30, May 31, June 30, July 31, August 31 & September 30;

b.

$27,500 – will continue as deferred so long as AWGI is making minimum monthly payments to me of $10,000 or greater and I am serving on the Board of Directors.  This amount will become due and payable within 10 days of AWGI’s discontinuance of such payments or service as a member of the Board of Directors is terminated;

3.

Health insurance – the Company will provide family health/dental insurance at no cost to me until coverage is obtained through my new employer;

4.

Cell phone – the Company will continue to reimburse the cost of my monthly cell phone expense until all above amounts are paid in full;

5.

Stock and/or Stock Options – while I am providing service (board member or other capacity) to the Company, I will remain eligible to the Company stock option/grant program.  I will receive the equivalent number of common stock or stock options that may be granted to either Keith White or Jeff Stockdale during the term of my service.

Further, I am resigning my duties and position as Secretary to the Company.

It has been my pleasure to serve as an Officer and Secretary of the Company but due to other compelling business opportunities, I am no longer able to continue in these capacities.

/s/ Jeff R. Mitchell

/s/ Keith White

____________________________

___________________________________

Jeff R. Mitchell – Chief Financial

Keith White – CEO, CTO & Chairman of

Officer & Secretary

Board of Directors

March 16, 2014

March 21, 2014

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Dated

Dated